Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated April 15, 2012, relating to the consolidated financial statements of Quicksilver Resources Inc. and subsidiaries for the year ended December 31, 2011, appearing in the Annual Report on Form 10-K/A of Quicksilver Resources Inc. for the year ended December 31, 2013 and the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Fort Worth, Texas
April 1, 2014